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                                                                   EXHIBIT 11.01

                       COMPUTATION OF NET INCOME PER SHARE
               IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (In thousands, except per-share amounts)

                                                                          Three Months                       Six Months
                                                                             Ended                             Ended
                                                                  --------------------------          --------------------------
                                                                  Jan. 25,          Jan. 28,          Jan. 25,          Jan. 28,
                                                                    1997              1996              1997             1996
                                                                  --------          --------          --------          --------
PRIMARY EARNINGS PER SHARE                                                                 (Unaudited)
Actual weighted average common shares
  outstanding for the period                                       658,739           644,012           655,525           637,332

Weighted average shares assuming exercise
  of employee stock options using average
  market price                                                      31,565            22,165            31,299            22,293
                                                                  --------          --------          --------          --------

Shares used in per-share calculations                              690,304           666,177           686,824           659,625
                                                                  ========          ========          ========          ========

Net income applicable to primary income
  per share                                                       $338,459          $209,737          $519,402          $391,124
                                                                  ========          ========          ========          ========

Net income per share based on SEC
Interpretive Release No. 34-9083                                  $    .49          $    .31          $    .76          $    .59
                                                                  ========          ========          ========          ========




FULLY DILUTED EARNINGS PER SHARE

Actual weighted average common shares
  outstanding for the period                                       658,739           644,012           655,525           637,332

Weighted average shares assuming exercise
  of employee stock options using the
  greater of ending or average market price                         32,398            22,738            33,324            23,807
                                                                  --------          --------          --------          --------


Shares used in per-share calculations                              691,137           666,750           688,849           661,139
                                                                  ========          ========          ========          ========

Net income applicable to fully diluted
  income per share                                                $338,459          $209,737          $519,402          $391,124
                                                                  ========          ========          ========          ========

Net income per share based on SEC
 Interpretive Release No. 34-9083                                 $    .49          $    .31          $    .75          $    .59
                                                                  ========          ========          ========          ========



These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 34-9083



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